===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                   QMS, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

To the Stockholders of QMS, Inc.:

  You are cordially invited to attend the annual meeting of stockholders to be held at the Adam's Mark Hotel, 64 Water Street, Mobile, Alabama, 36602, on Wednesday, January 27, 1999, at 2:00 p.m. local time.

  The principal business of the meeting will be (i) to elect one class of directors to serve a three-year term beginning January 27, 1999, and (ii) to present for stockholder approval an amendment to the Company's Certificate of Incorporation to decrease the authorized shares of Common Stock. During the meeting, we will also review the results of the past year and report on significant aspects of our operations during the quarter ending January 1, 1999.

  Whether or not you plan to attend the annual meeting, please complete, sign, date, and return to the Company the enclosed proxy card in the enclosed, postage-prepaid envelope at your earliest convenience so that your shares will be represented at the meeting. If you choose to attend the meeting, you may, of course, revoke your proxy and personally cast your votes.

                                          Sincerely yours,

                                          /s/ Edward E. Lucente
                                          Edward E. Lucente
                                          Chairman of the Board, President,
                                           and Chief Executive Officer

Mobile, Alabama
December 15, 1998

                                   QMS, INC.

                                ONE MAGNUM PASS
                             MOBILE, ALABAMA 36618

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               JANUARY 27, 1999

  The annual meeting of stockholders of QMS, Inc. will be held on Wednesday, January 27, 1999, at 2:00 p.m. local time, at the Adam's Mark Hotel, 64 Water Street, Mobile, Alabama, 36602.

  The meeting is called for the following purposes:

  1. To elect three persons to serve as Class III directors for a three-year term beginning in 1999;

  2. To present for stockholder approval an amendment to the Company's Certificate of Incorporation to decrease the number of authorized shares of Common Stock, $0.01 par value, to 25,000,000 shares; and

  3. To consider and act upon such other business as may properly come before the meeting or any adjournment(s).

  The Board of Directors has fixed November 30, 1998, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

PLEASE COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. IF YOU CHOOSE TO ATTEND THE MEETING, YOU MAY, OF COURSE, REVOKE YOUR PROXY AND PERSONALLY CAST YOUR VOTES.

                                          By Order of the Board of Directors,

                                          /s/ James A. Wallace

                                          James A. Wallace
                                          Secretary

Mobile, Alabama
December 15, 1998

                                   QMS, INC.
                                ONE MAGNUM PASS
                             MOBILE, ALABAMA 36618

                                 INTRODUCTION

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of QMS, Inc. (the "Company") of proxies to be voted at the annual meeting of stockholders of the Company to be held Wednesday, January 27, 1999, and at any and all adjournments thereof (the "Meeting"). Any proxy given pursuant to such solicitation and received in time for the Meeting will be voted with respect to all shares represented by it and will be voted in accordance with the directions, if any, given in such proxy. If directions are not given, the proxy will be voted (i) for the election of the persons named herein to serve as Class III directors, and (ii) FOR approval of an amendment to the Company's Certificate of Incorporation to decrease the number of authorized shares of Common Stock. All expenses incurred by this solicitation will be borne by the Company.

  Stockholders who execute proxies may revoke them at any time before they are voted by filing with the Secretary of the Company either an instrument revoking the proxy or a duly executed proxy bearing a later date. Proxies also may be revoked by any stockholder present at the Meeting who expresses a desire to vote his or her shares in person. A majority of the stockholders entitled to vote must be present in person, or represented by proxy, to constitute a quorum and to act upon the proposed business. Failure of a quorum to be represented at the Meeting will necessitate adjournment and will subject the Company to additional expense.

  The Company's Board of Directors changed the Company's fiscal year to a year ending on the Friday closest to December 31, effective at the end of a transitional period ending January 1, 1999. The terms "fiscal 1996," "fiscal 1997," "fiscal 1998," "transitional period" and "fiscal 1999" as used herein refer to the Company's fiscal years ended September 27, 1996, October 3, 1997, and October 2, 1998, the quarter ending January 1, 1999, and the fiscal year ending December 31, 1999, respectively.

                            SHARES ENTITLED TO VOTE

  The Notice of the Meeting, this Proxy Statement, and the form of proxy are first being mailed to stockholders on or about December 15, 1998. At the close of business on November 30, 1998, the record date for determining the stockholders entitled to notice of and to vote at the Meeting, there were 10,697,120 shares of common stock, $0.01 par value ("Common Stock"), of the Company outstanding and entitled to vote at the Meeting. Each share is entitled to one vote.

  The election of directors requires the affirmative vote of a plurality of shares of Common Stock voting in person or by proxy at the Meeting, and the approval of the proposal regarding the Company's Certificate of Incorporation requires the affirmative vote of a majority of the shares of Common Stock outstanding at the time of the Meeting. Therefore, abstentions and votes withheld from director nominees will not be included in vote totals and will not be considered in determining the outcome of the election of directors. Abstentions and broker non-votes will have the same effect as votes against the proposal regarding the Company's Certificate of Incorporation.

               YOUR BOARD OF DIRECTORS URGES YOU TO SIGN, DATE,
                   AND RETURN THE ENCLOSED PROXY CARD IN THE
                       ENCLOSED POSTAGE-PREPAID ENVELOPE

                       PROPOSAL 1--ELECTION OF DIRECTORS

DIRECTORS AND DIRECTOR NOMINEES

  The Company's Certificate of Incorporation provides for three classes of directors serving staggered terms of office. Upon the expiration of the term of office for a class of directors, the nominees for that class will be elected for a term of three years to serve until the election and qualification of their successors. At the Meeting, three nominees for the Class III positions will be considered. The Class I and Class II directors have two years and one year, respectively, remaining in their terms of office.

  The Company's Certificate of Incorporation and Bylaws provide that the Company shall have at least five and no more than ten directors, the exact number to be determined by resolution of the Board of Directors from time to time. The Board has, by resolution, set the number of directors at nine. The Bylaws further permit the Board of Directors, between annual meetings of stockholders, to fill any vacancy occurring in the Board, whether created by the death, resignation, retirement, or removal from office of a director or by an increase in the number of directors.

  It is the intention of the persons named as proxies to vote the proxies for the election as Class III directors of the Company of the persons named below, each of whom is currently a director, unless the stockholders direct otherwise in their proxies. In the event any of the nominees named below refuses or is unable to serve as a director (which is not now anticipated), the persons named as proxies reserve full discretion to vote for such other person or persons as may be nominated. The election of the nominees to the Board of Directors requires the presence, by proxy or in person, of the holders of a majority of all shares of the Company's Common Stock entitled to notice of and to vote at the Meeting and the affirmative vote of the holders of a plurality of the shares voted at the Meeting.

  Set forth below is certain information furnished to the Company by each of the Company's directors, including each of the nominees.

                      YOUR BOARD OF DIRECTORS RECOMMENDS
                    THAT STOCKHOLDERS VOTE FOR THE ELECTION
                         OF THE NOMINEES FOR DIRECTORS

NOMINEES FOR DIRECTORS

                CLASS III DIRECTORS--CURRENT TERM EXPIRING 1999

  MICHAEL C. DOW/1/ (age 51) has been a director of the Company since 1977 and was an executive officer from 1977 until January 1989. He served the Company in a consulting capacity from February 1989 to January 1992. From 1977 to January 1989, he served the Company in various capacities, including Senior Vice President, Marketing and Service; Senior Vice President, Marketing; Senior Vice President, Sales and Customer Technical Service; Senior Vice President, Sales and Customer Support; and Senior Vice President, Sales and Services. Since October 1989, he has served as Mayor of the City of Mobile, Alabama.

  S. FELTON MITCHELL, JR. (age 53) has been a director of the Company since 1987. He has been President, S. Felton Mitchell, Jr., P.C. (attorney) since 1987; and sole proprietor, S. Felton Mitchell, Jr., CPA (accounting) since 1986. He is also a director of Energy South, Inc. (formerly Mobile Gas Service Corporation) and President of The Vibroplex Company, Inc. (a communications equipment manufacturer).
--------
/1/ Mr. Dow and Mr. Busby are brothers-in-law.

  CHARLES D. DALEY (age 64) has been a director of the Company since 1990. Mr. Daley retired from the Company in July 1995 but continues to serve on the Company's Board of Directors and returned to serve as Executive Vice President and Chief Operating Officer of the Company from July 1997 to January 1998. From 1988 until his retirement in 1995, he served as the Company's Executive Vice President, Finance and Administration (formerly Senior Vice President, Finance and Administration), Treasurer, and Chief Financial Officer. He previously served as Vice President, Finance and Administration, at Megatek Corp., a subsidiary of United Telecommunications, Inc. (a CAD/CAM terminal manufacturer).

DIRECTORS CONTINUING IN OFFICE

                 CLASS I DIRECTORS--CURRENT TERM EXPIRING 2001

  JAMES L. BUSBY/1/ (age 52) has been a director of the Company since 1977. He was President and Chief Executive Officer of the Company from 1977 to January 1998 and Chairman of the Board from 1977 to October 1998. He has been President of Third Millennium Technology, Inc. (a central home lighting systems manufacturer) since September 1997.

  LUCIUS E. BURCH, III (age 57) has been a director of the Company since 1983. He has been President of Massey Burch Investment Group, Inc. (an investment management and venture capital firm) since 1981 and Chairman of Massey Burch Investment Group, Inc. since 1990. He is also a director of Corrections Corporation of America (a judicial systems management company), Norrell Corporation (a provider of temporary personnel to businesses), and Physicians Resource Group (a provider of physicians practice management services).

  JACK EDWARDS (age 70) has been a director of the Company since July 1996. He has been a senior member of the law firm of Hand Arendall, L.L.C. since 1985 and was a member of the U.S. House of Representatives for twenty years. He is also a director of The Southern Company (an electric utility holding company) and Northrop Grumman Corporation (a manufacturer of defense and electronics systems), and has served on the Board of Trustees of the University of Alabama System since 1988.

                    CLASS II DIRECTORS--TERM EXPIRING 2000

  EDWARD E. LUCENTE (age 59) has been a director, President, and Chief Executive Officer of the Company since January 1998 and Chairman of the Board since October 1998. Previously, Mr. Lucente was President of Lucente Associates, Inc. (a management consulting firm) from June 1994 to December 1997, Senior Vice President of Digital Equipment Corporation (an implementer and supporter of networked business solutions) from April 1993 to June 1994 and Senior Vice President, World Wide Sales and Marketing, for Northern Telecom (a provider of network solutions) from January 1991 to April 1993. Prior to that, he was with International Business Machines (a computer hardware and software company) for thirty years, retiring in 1991 as President and Chairman of IBM World Trade Asia Pacific Corporation in Tokyo, Japan.

  JAMES A. WALLACE (age 52) has been a director, Vice President and Chief Financial Officer of the Company since July 1998. Previously, Mr. Wallace was Vice President and Chief Financial Officer of Power Computing Corporation (a direct marketer of personal computers) from December 1997 to June 1998. Prior to that, he was with Digital Equipment Corporation (an implementer and supporter of networked business solutions) for 16 years in a number of senior management positions.

  F. RIGDON CURRIE (age 68) has been a director of the Company since October 1996. He was a general partner of Pacific Venture Partners from 1983 to 1994, and has been a special limited partner of MK Global Ventures since 1988. He is also a director of DISC, Inc. (a manufacturer of robotic digital storage libraries) and four private companies. He is Chairman of the Board of Opportunity Capital Corporation (a minority venture capital firm).
--------
/1/ Mr. Dow and Mr. Busby are brothers-in-law.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  During fiscal 1998, the Board of Directors met four times. All incumbent members of the Board attended at least 75% of the total number of Board meetings and meetings of committees of which they were members.

  During fiscal 1998, the Executive Committee met four times. The Executive Committee is authorized to exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation. The current members of the Executive Committee are Messrs. Edwards (Chairman), Daley, and Lucente.

  During fiscal 1998, the Audit Committee met four times. The Audit Committee is responsible for reviewing and making recommendations regarding the Company's employment of independent auditors, the annual audit of the Company's financial statements and the Company's internal accounting practices and policies. The current members of the Audit Committee are Messrs. Mitchell (Chairman), Edwards, and Burch.

  During fiscal 1998, the Compensation Committee met four times. The Compensation Committee is responsible for recommending and reviewing the compensation, including fringe benefits, of the executive officers and directors of the Company and for administering the Company's stock option plans. The current members of the Compensation Committee are Messrs. Burch (Chairman), Currie, and Daley.

  The Company has no nominating committee.

DIRECTOR COMPENSATION

  No remuneration is paid to executive officers of the Company for services rendered in their capacities as directors. The Company pays fees to non-employee directors of $2,000 per month, plus $750 for each day, or part thereof, spent in meetings of the Board of Directors or committees thereof. Non-employee directors who are members of a committee are paid an additional $2,000 a year for each committee on which the non-employee director serves. Non-employee directors may elect, on an annual basis, to receive stock options pursuant to the QMS, Inc. Stock Option Plan for Directors in lieu of the monthly fee.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers, and persons who own more than 10% of the Company's Common Stock to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange, Inc. Such persons are also required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company or representations that no Forms 5 were required, the Company believes that during fiscal 1998 all of the Company's directors and executive officers complied with all Section 16(a) filing requirements, except that Mr. Currie filed one late report covering three transactions.

                              EXECUTIVE OFFICERS

  The executive officers of the Company serve at the discretion of the Board of Directors and as of November 30, 1998, included Edward E. Lucente, James A. Wallace, Albert A. Butler, C. Richard Bowles, Robert R. Schulz, Marino J. Niccolai, Charles A. Gammill, Thomas L. McGoogan, and Lloyd E. Adams.

  MR. BUTLER (age 56) has been Vice President, Operations, of the Company since April 1992. Prior to that time, Mr. Butler served as Vice President, Corporate Materials and Logistics from January 1991 to April 1992. Previously, he was with the General Electric Co. (a manufacturer of electronics) in a number of manufacturing management positions for various GE businesses at the corporate headquarters where he oversaw the internal product management consulting organization.

  MR. BOWLES (age 37) has been Vice President, Marketing, of the Company since February 1997. Prior to that time, Mr. Bowles served as Executive Director, National Sales, from September 1996 to February 1997; Executive Director, Marketing, from September 1995 to September 1996; Executive Director, Reseller Sales, from February 1995 to September 1995; and Executive Director, Product Marketing, from January 1993 to February 1995. From October 1983 to January 1993, Mr. Bowles served in a number of positions in the marketing, sales, and engineering organizations of the Company.

  MR. SCHULZ (age 53) has been Vice President, National Field Service, of the Company since March 1998. Prior to that time, Mr. Schulz served as Area Director of Field Service from March 1992 to March 1998.

  DR. NICCOLAI (age 55) has been Vice President, Engineering, of the Company since June 1998. Dr. Niccolai acted as a consultant to the Company from 1981 to June 1998. He was with the University of South Alabama as Professor of Computer Science from 1982 to June 1998.

  MR. GAMMILL (age 51) has been Vice President, Sales, of the Company since August 1998. Prior to that time, Mr. Gammill served as Executive Assistant to the President from March 1998 to September 1998; Executive Director, Telesales/Telemarketing, from August 1996 to February 1998; and Executive Director, North American Sales, from October 1995 to July 1996. From January 1986 to September 1995, Mr. Gammill served in a number of positions in the sales organization of the Company.

  MR. MCGOOGAN (age 45) has been Vice President, Human Resources, of the Company since May 1998. Prior to that time, Mr. McGoogan served as Executive Director of Human Resources from July 1996 to May 1998; Director of Personnel from July 1990 to July 1996; and Employment Manager from July 1985 to July 1990.

  MR. ADAMS (age 44) has been Corporate Controller of the Company since July 1998. Prior to that time, Mr. Adams served as Executive Director of Corporate Accounting from May 1997 to July 1998. He was the Chief Financial Officer of The Christian Broadcasting Network from May 1995 to November 1996 and was Vice President of Finance and Controller of Search Capital (a financial services company) from April 1993 to May 1995.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

  The following table sets forth certain information as of November 30, 1998, regarding the amount of Common Stock beneficially owned by each of the executive officers whose names appear in the "Summary Compensation Table" included herein ("named executive officers"), each director and director nominee of the Company, all directors and officers of the Company as a group, and each person known to the Company to own beneficially more than five percent of the outstanding shares of Common Stock. All shares shown reflect sole voting and investment power except as otherwise noted.

  According to rules adopted by the SEC, a person is a "beneficial owner" of securities if that person has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right of conversion of a security, or otherwise. As of the date of this Proxy Statement, the Company only has shares of Common Stock outstanding.

                               NUMBER OF SHARES AND NATURE
                                           OF
                                 BENEFICIAL OWNERSHIP AT
                                    NOVEMBER 30, 1998
                              --------------------------------------
                                  VOTING OR                OPTIONS
                              INVESTMENT POWER           EXERCISABLE
                              ---------------------        WITHIN    PERCENT OF
NAME OR GROUP                 SOLE(/1/)     SHARED         60 DAYS   CLASS(/2/)
-------------                 ---------     -------      ----------- ----------
Dimensional Fund Advisors,
 Inc.(/3/)...................  410,450      203,200(/4/)         0       5.7%
Edward E. Lucente............  103,642(/5/)       0        100,001       1.9%
James L. Busby(/6/)..........  559,418(/7/)       0         65,000       5.8%
Albert A. Butler.............   10,080        3,000(/8/)    26,800         *
C. Richard Bowles............    3,088            0         16,900         *
Charles A. Gammill...........    9,436            0          9,400         *
Lloyd E. Adams...............    3,228            0          5,425         *
James A. Wallace.............    6,775            0              0         *
Charles D. Daley.............        0        3,000(/8/)    15,677         *
Lucius E. Burch, III.........   14,740       23,525(/9/)    66,966       1.0%
Michael C. Dow...............   19,000       40,467(/8/)    47,432       1.0%
S. Felton Mitchell, Jr.......        0            0         62,255         *
Jack Edwards.................        0        1,440(/8/)     6,250         *
F. Rigdon Currie.............    6,000            0          6,250         *
Joseph H. Niknejadi(/10/)....    3,245            0              0         *
Richard A. Wiggins(/11/).....    4,075            0         21,500         *
All current directors and
 executive officers as a
 group (18 persons)..........  757,025       71,432        468,656      11.6%

--------
 * Indicates beneficial ownership of less than 1.0%.
(/1/) Includes shares held in the Company's 401(k) plan as follows: Mr.
      Butler, 10,080; Mr. Bowles, 3,088; Mr. Gammill, 9,436; Mr. Adams, 1,289;
      Mr. Wallace, 722; Mr. Wiggins, 2,075; and all directors and executive officers as a group, 36,783. It also includes shares held in the Company's Employee Stock Purchase Plan as follows: Mr. Lucente, 3,642; Mr. Adams, 1,939; Mr. Wallace, 1,053; Mr. Niknejadi, 2,245; and all current directors and executive officers as a group, 9,085.
(/2/) For each person named and the group identified in the table, "Percent of Class" has been calculated assuming the exercise of all options exercisable by that person or group within 60 days after November 30, 1998.
(/3/) Dimensional Fund's address is 1299 Ocean Avenue, 11th Floor, Santa
      Monica, California 90401.
(/4/) Includes 74,400 shares held by the DFA Investment Dimensions Group Inc.,
      (the "Fund") and 128,800 shares held by the DFA Investment Trust Company (the "Trust").
(/5/) Includes 8,000 shares held by Mr. Lucente's spouse, as to which he has no voting or investment power and disclaims beneficial ownership.
(/6/) Mr. Busby's address is 6106 Cottage Hill Road, Mobile, Alabama 36609. (/7/) Includes 17,000 shares held by Mr. Busby's spouse, as to which he has no voting or investment power and disclaims beneficial ownership.
(/8/) Voting and investment power is shared with spouse with respect to the indicated shares.
(/9/) Of the indicated shares, 5,000 are held of record by Mr. Burch's spouse;
      18,425 are held of record by a trust of which Mr. Burch is a beneficiary and a co-trustee; and 100 are held by dependents of Mr. Burch.
(/10/) Mr. Niknejadi resigned his position as an executive officer of the
       Company as of April 30, 1998.
(/11/) Mr. Wiggins ceased to be an executive officer of the Company as of June
       22, 1998.

                         EXECUTIVE COMPENSATION TABLES

  The following tables present certain information concerning the cash compensation and stock options provided to the named executive officers. The notes to these tables provide more specific information regarding compensation. The executive officer compensation policies of the Board of Directors are discussed in more detail in the Compensation Committee Report.

                                    TABLE I
                          SUMMARY COMPENSATION TABLE

  This table presents the total compensation earned during or with respect to fiscal 1998, fiscal 1997, and fiscal 1996 by the Company's Chief Executive Officer and its four most highly compensated executive officers, other than the Chief Executive Officer, during fiscal 1998. The table also includes one additional individual who was Chief Executive Officer of the Company from October 1997 to January 1998 and two additional individuals who were two of the Company's most highly compensated executive officers during fiscal 1998, but whose employment by the Company ceased prior to October 2, 1998. The Company has outstanding no stock appreciation rights ("SARs") and no shares of restricted stock.

                                                               LONG-TERM
                                                              COMPENSATION
                                   ANNUAL COMPENSATION ($)       AWARDS
                                 ---------------------------- ------------
                                                               SECURITIES
                                                 OTHER ANNUAL  UNDERLYING   ALL OTHER
NAME AND PRINCIPAL        FISCAL SALARY   BONUS  COMPENSATION   OPTIONS    COMPENSATION
POSITION                   YEAR    ($)     ($)     ($)(/1/)       (*)        ($)(/2/)
------------------        ------ ------- ------- ------------ ------------ ------------
Edward E. Lucente.......   1998  263,270 325,002         0      500,000             0
President and CEO          1997        0       0         0            0             0
                           1996        0       0         0            0             0
James L. Busby..........   1998  544,236       0         0            0        13,233
Former President and CEO   1997  546,886       0         0       20,000     1,103,426
                           1996  480,922       0         0       10,000       110,888
Albert A. Butler........   1998  197,065  63,335         0       10,000         4,000
Vice President,
 Operations                1997  187,976  15,500         0        5,000             0
                           1996  156,763       0         0        6,000         5,250
C. Richard Bowles.......   1998  160,010  54,835         0       10,000         4,000
Vice President,
 Marketing                 1997  137,296  33,400         0        2,500             0
                           1996  118,846  60,500         0        5,000         4,418
Charles A. Gammill......   1998  137,410  64,462         0        5,900         4,000
Vice President, Sales      1997  120,000  46,998         0        2,500             0
                           1996  118,854  68,000         0        5,000         4,950
Lloyd E. Adams..........   1998  106,478  19,300    26,663       23,700             0
Corporate Controller       1997   34,711  15,000         0        2,500             0
                           1996        0       0         0            0             0
Joseph H. Niknejadi.....   1998  350,240  90,125         0       10,000         4,000
Former Vice President,     1997  186,794 165,000         0       10,000             0
Sales and Service          1996  120,000  60,000         0        5,000         5,250
Richard A. Wiggins......   1998  197,308  50,000         0       10,000         4,000
Former Vice President
 and CFO                   1997  182,116     800     2,730       10,000             0
                           1996   32,788  10,000    59,938       25,000             0

--------
 * Number of shares.
(/1/) Amounts reported in the "Other Annual Compensation" for Mr. Wiggins and
      Mr. Adams represent reimbursed relocation expense.
(/2/) Includes for Mr. Busby $4,000 contributed on his behalf to the Company's
      401(k) Plan and $9,233 for life insurance premiums paid on his behalf. Includes $4,000 contributed on the behalf of each of the following to the Company's 401(k) Plan: Messrs Butler, Bowles, Gammill, Niknejadi and Wiggins.

                                   TABLE II
                        FISCAL 1998 STOCK OPTION GRANTS

  The following table presents information regarding options to purchase shares of Common Stock that were issued by the Company to its named executive officers in fiscal 1998 that may be exercised to purchase shares of Common Stock. The Company granted no SARs during fiscal 1998.

                                        INDIVIDUAL GRANTS
                           --------------------------------------------
                                        % OF TOTAL
                            NUMBER OF    OPTIONS
                            SECURITIES  GRANTED TO EXERCISE              GRANT
                            UNDERLYING  EMPLOYEES   OR BASE               DATE
                             OPTIONS    IN FISCAL    PRICE   EXPIRATION  VALUE
NAME                       GRANTED(/1/)    YEAR    ($/SHARE)    DATE    ($)(/2/)
----                       ------------ ---------- --------- ---------- --------
Edward E. Lucente(/3/)...    400,000       33.5%    $2.4375    1/05/08  $678,500
                             100,000        8.4%    $2.6875    1/05/08  $124,230
James L. Busby...........          0        n/a        n/a        n/a       n/a
Albert A. Butler.........     10,000        0.8%    $2.8125   11/11/07  $ 14,838
C. Richard Bowles........     10,000        0.8%    $2.8125   11/11/07  $ 14,838
Charles A. Gammill(/4/)..      4,900        0.4%    $2.8125   11/11/07  $  4,607
                               1,000        0.1%    $3.0625    1/22/08  $  1,616
Lloyd E. Adams(/5/)......      1,200        0.1%    $3.0625    1/22/08  $  1,939
                              22,500        1.9%    $3.6875    7/29/08  $ 43,772
Joseph H. Niknejadi(/6/).     10,000        0.8%    $2.8125   11/11/07  $ 14,838
Richard A. Wiggins.......     10,000        0.8%    $2.8125   11/11/07  $ 14,838

--------
(/1/) All options granted to the named executive officers were granted on November 11, 1997, except as noted for Messrs. Lucente, Gammill, and Adams. These options become exercisable in 20% increments annually beginning on the date of grant. All options are subject to accelerated vesting in whole or in part upon a "change of control" as defined in the Company's 1997 Stock Incentive Plan.
(/2/) This column represents the present value of the options on the date of grant using the Black-Scholes option pricing model adapted for the Company's Common Stock, utilizing the following assumptions: five-year stock price volatility of 0.6384; no dividend yield; expected term to exercise of 1.54 years; interest rates equal to the U.S. Treasury Note rates in effect at the date of the grant (approximately 5%) for the expected term of the option, and no adjustment for non-transferability or forfeiture. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance that the value to be realized by an executive will be at or near the value estimated by the Black-Scholes model.
(/3/) On January 5, 1998, Mr. Lucente was granted options to purchase 500,000 shares. Options to purchase 300,000 shares become exercisable in 33.3% increments annually beginning on the first anniversary of the date of grant and options to purchase 200,000 shares become fully exercisable upon the Company's common stock price reaching and maintaining a certain level for a specified period of time.
(/4/) On November 11, 1997, and January 22, 1998, Mr. Gammill was granted options to purchase 4,900 and 1,000 shares, respectively. The option to purchase 4,900 shares becomes fully exercisable on the first anniversary of the date of grant and the option to purchase 1,000 shares becomes exercisable in 20% increments annually beginning on the date of grant.
(/5/) On January 22, 1998, and July 29, 1998, Mr. Adams was granted options to purchase 1,200 and 22,500 shares, respectively. The option to purchase 1,200 shares becomes exercisable in 25% increments annually beginning on the first anniversary of the date of grant and the option to purchase 22,500 shares becomes exercisable in 20% increments annually beginning on the date of grant.
(/6/) All of Mr. Niknejadi's outstanding options were forfeited on April 30, 1998, when he ceased to be an executive officer of the Company.

                                   TABLE III
                AGGREGATED OPTION EXERCISES IN FISCAL 1998 AND
                         FISCAL YEAR-END OPTION VALUES

  The following table presents information regarding options exercised for shares of the Company's Common Stock during fiscal 1998 and the value of unexercised options held at October 2, 1998. The Company has no outstanding SARs.

                                                NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                               UNDERLYING UNEXERCISED          IN-THE-MONEY
                           SHARES     VALUE      OPTIONS AT 10/2/98     OPTIONS AT 10/2/98 ($)(/1/)
                         ACQUIRED ON REALIZED ------------------------- ------------------------------
   NAME                   EXERCISE     ($)                UNEXERCISABLE EXERCISABLE     UNEXERCISABLE
   ----                  ----------- -------- EXERCISABLE ------------- ------------    --------------
Edward E. Lucente.......       0       $ 0            0      500,000      $          0    $      600,000
James L. Busby..........       0         0      107,000       18,000                 0                 0
Albert A. Butler........       0         0       21,600       14,400             1,750             7,000
C. Richard Bowles.......       0         0       13,140       12,060             1,750             7,000
Charles A. Gammill......       0         0          600        5,900               125             4,788
Lloyd E. Adams..........       0         0        5,125       21,075               352             1,805
Joseph H.
 Niknejadi(/2/).........       0         0            0            0                 0                 0
Richard A. Wiggins......       0         0       17,000       28,000             1,750             7,000

--------
(/1/) Based on the closing price on the New York Stock Exchange--Composite
      Transactions of the Company's Common Stock on that date ($3.6875).
(/2/) Mr. Niknejadi's options were forfeited on April 30, 1998, when he ceased to be an executive officer of the Company.

STOCK PERFORMANCE GRAPH

  The following graph compares the Company's five-year cumulative total return to the S&P 500 and the S&P Computer Systems Composite Index over the five-year period beginning on October 2, 1993, and ending October 2, 1998. The total stockholder return assumes $100 invested at the beginning of the period in the Company's Common Stock, the S&P 500, and the S&P Computer Systems Composite Index. It also assumes reinvestment of all dividends. Past financial performance should not be considered to be a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.

                       [PERFORMANCE GRAPH APPEARS HERE]

                1993      1994        1995        1996        1997        1998
               -----    --------    --------    --------    --------    --------
S&P 500         $100     $103.72    $134.47     $161.72     $227.05     $247.52
S&P Computer
  Systems       $100     $146.09    $209.89     $254.10     $469.26     $561.87
QMS, Inc.       $100     $104.11    $ 49.32     $ 64.38     $ 31.51     $ 41.10

                             EXECUTIVE AGREEMENTS

  The Company has entered into Executive Services Agreements (the "Agreements") with Mr. Lucente and Mr. Wallace. Mr. Lucente's Agreement has no specified term. It provides that Mr. Lucente will be paid the following compensation: (i) a base salary of $350,000 per year, subject to annual review by the Compensation Committee; (ii) a guaranteed bonus of $29,167 per month, which expired in June of 1998, together with the opportunity to earn additional bonuses which total, together with the guaranteed bonus, up to $350,000 for fiscal 1998; (iii) options to purchase up to 500,000 shares of the Company's Common Stock; (iv) a monthly automobile allowance of $750; and
(v) reimbursement of expenses incurred in connection with joining a social club. Mr. Lucente's Agreement also contains a $150,000 relocation bonus in addition to reimbursement of moving expenses.

  Mr. Lucente's Agreement gives the Board of Directors express authority to terminate it if Mr. Lucente fails to perform his material obligations thereunder. It also gives QMS the right to terminate Mr. Lucente's employment due to any physical or mental infirmity which continues for three (3) consecutive months, or for six (6) months during any consecutive twelve (12) month period, on ninety (90) days written notice, during which ninety (90) day period Mr. Lucente would continue to receive his full compensation. Mr. Lucente's Agreement also contains restrictions on solicitation of Company employees and competition with the Company for two years after termination of employment and on use of confidential information.

  Mr. Wallace's Agreement has no specified term. It may be terminated by the Company for cause (as defined therein), in which case the Company would have no further obligations to Mr. Wallace, or it may be terminated by the Company without cause, in which case the Company would be obligated to pay Mr. Wallace $250,000. Mr. Wallace's Agreement provides that Mr. Wallace will be paid the following compensation: (i) an initial bonus of $25,000 after execution of the Agreement; (ii) a base salary of $250,000 per year, subject to annual review by the Compensation Committee; (iii) the option to purchase 200,000 shares of the Company's common stock, with one-third of such amount vesting on the first anniversary of the option, one-third vesting in the second anniversary of the option and the final third vesting on the third anniversary of the option;
(iv) travel reimbursement for the initial ninety (90) days of his employment for up to six (6) trips between Mobile, Alabama and Georgetown, Texas; (v) an automobile allowance of $750 per month; (vi) a term life insurance policy with a death benefit of $300,000; and (vii) the right to participate in and enjoy the Company's vacation, insurance, retirement, bonus, and other employee benefit plans generally applicable to senior executives. Mr. Wallace's Agreement also contains restrictions on solicitation of Company employees and competition with the Company for two years after termination of employment and on use of confidential information.

  The Company has entered into an Executive Agreement with Mr. Lucente which provides Mr. Lucente with certain benefits upon a "change of control" of the Company, as defined in the Executive Agreement. The Executive Agreement has no specified term. It provides that if Mr. Lucente is terminated within eighteen
(18) months after the date of a change of control of the Company, he has the right to receive the following: (i) immediate vesting of all options; and (ii) a single cash payment equal to 200% of Mr. Lucente's base salary plus the amount which, if paid to Mr. Lucente in thirty-six (36) consecutive equal monthly installments, would have a present value equal to the amount by which 299% of Mr. Lucente's "base amount" (as defined by Section 280G of the Internal Revenue Code) exceeds the aggregate present value of all other parachute payments (as defined by Section 280G) received by Mr. Lucente. "Present value" is determined in accordance with Section 280G. The amount to be paid under the Executive Agreement would be paid to a trust for the benefit of Mr. Lucente, and all expenses arising therefrom or from implementation or enforcement of the agreement would be paid by the Company. The Executive Agreement also provides that the Company will increase the amounts paid thereunder to account for any excise tax due on such amounts.

  Mr. Busby entered into a separation agreement with the Company on June 30, 1997, which provided for his resignation as an executive officer of the Company as of the appointment of his successor, with his salary of $510,000 per year continuing through December 31, 1998. Thereafter, Mr. Busby will be paid $287,500 per year for ten years, pursuant to his supplemental executive retirement plan. This agreement terminates Mr. Busby's rights under change of control agreements previously executed. The agreement also terminates his employment rights, in the event he violates certain non-compete and trade secret provisions, voluntarily resigns, attempts to influence QMS employees to resign from QMS, or commits QMS monetarily without the consent of specifically designated QMS officers.

                    REPORT OF THE COMPENSATION COMMITTEE OF
                      THE BOARD OF DIRECTORS OF QMS, INC.

  The Compensation Committee of the Board of Directors is currently composed of three non-management directors, Messrs. Burch (Chairman), Currie and Daley. The Committee is responsible for setting overall policies that govern the Company's compensation programs, administering certain of the Company's equity compensation plans, and establishing the cash compensation of executive officers.

  The Company's executive compensation programs are designed to attract, reward, and retain key executives who will continue to lead the Company in achieving its objectives in a highly competitive and fast-changing industry.

  The cash compensation for each of the Company's executives consists of a base salary and an annual incentive program. Long-term incentives consist of stock options granted under the QMS, Inc. 1997 Stock Incentive Plan.

CASH COMPENSATION--BASE SALARIES

  Base salary targets are established by reviewing published survey data and compensation information contained in proxy statements regarding similar positions held by executives of other high technology/electronics firms of approximately the same size as the Company. The Compensation Committee then chooses to pay the executive at, above, or below his base salary target according to a subjective determination by the Compensation Committee based upon the following two factors:

  1.  The executive's job performance in the Company's last fiscal year; and
  2. The executive's perceived potential to contribute to the Company's performance in the upcoming fiscal year.

  Final decisions regarding the establishment of base salary targets and levels of base salaries are made independently by the Compensation Committee. The Committee does, however, solicit input from the Company's Chief Executive Officer on the level of performance of executives reporting to him. Base salary adjustments may be made within a fiscal year based on the executive's performance and contribution to the Company's results of operations during that period.

  The results of such actions are reflected in the Summary Compensation Table set forth above.

CASH COMPENSATION--ANNUAL INCENTIVE PROGRAMS

  The Compensation Committee believes that an annual cash compensation program tied to the Company's performance provides appropriate short-term incentives to the Company's key executive officers. Accordingly, all executive officers of the Company participate in an annual cash incentive program that requires the Company to achieve a certain earnings level before any payments may be made. The earnings levels are established by the Compensation Committee upon recommendation by the Chief Financial Officer of the Company each year and are generally set at levels providing for an increase in earnings over the prior year before any incentive compensation is earned. The threshold earnings per share target level for fiscal 1998 was $0.16 per share. As quarterly targeted earnings are achieved, each executive is eligible to receive a bonus payment of up to $15,000, contingent upon accomplishment of specific performance goals. The Committee's philosophy is that executive base salaries should be competitive within the industry and should be paid regardless of the Company's performance so long as the officer retains his position, but that the annual incentive portion of executive compensation should not be paid unless stockholders benefit from improved earnings per share. Because target earnings per share levels were attained in fiscal 1998, bonus payments were made in accordance with the executives' individual compensation plans. Because target earnings per share levels were not attained in fiscal years 1996 or 1997, no payments were made under this program for those years.

STOCK OPTION PROGRAMS

  The Compensation Committee believes that management ownership of a significant equity interest in the Company is a major incentive in building stockholder value and aligning the long-term interests of management and stockholders. To that end, the Compensation Committee has historically granted stock options at option prices not less than the fair market value of the Common Stock on the grant date. Any gain from the exercise of the stock options will occur only when the price of the Company's Common Stock increases above the option grant price. This situation, in turn, means that stockholder value is being enhanced. In fiscal 1998, the Compensation Committee granted stock options to the named executive officers as outlined in Table II--Fiscal 1998 Stock Option Grants set forth above.

COMPENSATION--CHIEF EXECUTIVE OFFICER

  The Compensation Committee considers the information set forth above concerning compensation paid to executives by other companies in setting the compensation of Mr. Lucente as the Chief Executive Officer of the Company. The Committee's objective in setting Mr. Lucente's compensation has been that his salary be within a range of salaries paid to chief executive officers of companies in the high technology/electronics industry of approximately the same size as the Company. In addition, the Committee approves the performance objectives set forth in an annual incentive plan described above, which is designed to permit Mr. Lucente (as well as the other officer-participants in the annual incentive plan) to earn additional compensation if certain earnings levels are achieved. See the discussions under "Cash Compensation--Annual Incentive Programs" above. The Committee also granted stock options to Mr. Lucente in fiscal 1998 based on the philosophy described under "Stock Option Programs" above. See "Table II--Fiscal 1998 Stock Option Grants" for the terms of such options.

LIMITATIONS ON THE DEDUCTIBILITY OF COMPENSATION

  Pursuant to the 1993 Omnibus Budget Reconciliation Act, a portion of annual compensation payable after 1993 to any of the Company's five highest paid executive officers would not be deductible by the Company for federal income tax purposes to the extent such officer's overall compensation exceeds $1,000,000. Qualifying performance-based incentive compensation, however, would be both deductible and excluded for purposes of calculating the $1,000,000 base. It has been determined that no portion of anticipated compensation payable to any executive officer in fiscal 1998 would be non-deductible. Although the Compensation Committee does not presently intend to award compensation in excess of the $1,000,000 cap, it will continue to address this issue when formulating compensation arrangements for executive officers.

                    Submitted By the Compensation Committee
                           of the Board of Directors

   Lucius E. Burch, III            F. Rigdon Currie                     Charles D. Daley

  The foregoing Report of the Compensation Committee shall not be deemed to constitute soliciting material and shall not be deemed to be incorporated by reference as a result of any general incorporation by reference of this Proxy Statement or any part hereof in the Company's Annual Report to Stockholders on form 10-K.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Messrs. Burch, Daley, and Currie served on the Compensation Committee during fiscal 1998. Mr. Daley ceased to serve on the Committee in July 1997 when he was named Executive Vice President and Chief Operating Officer of the Company but returned to serve on the Committee upon his retirement from the Company in January 1998.

                         PROPOSAL 2--AMENDMENT OF THE
                         CERTIFICATE OF INCORPORATION

                                 INTRODUCTION

  The Board of Directors has adopted a resolution to amend the Company's Restated Certificate of Incorporation, as amended to date, to decrease the number of authorized shares of Common Stock, $0.01 par value, from 50,000,000 shares to 25,000,000 shares. The Board has declared the change advisable and recommends the stockholders vote "FOR" the proposed amendment which is attached hereto as Appendix A.

  The Company's Restated Certificate of Incorporation currently authorizes the issuance of 50,000,000 shares of Common Stock, $0.01 par value. At November 30, 1998, 10,697,120 shares of Common Stock were outstanding and an additional 2,000,000 shares were allocated for issuance under the Company's 1997 Stock Incentive Plan and its Stock Option Plan for Directors and 500,000 shares were allocated for purchase under the Company's Employee Stock Purchase Plan. In addition, 100,000 shares are reserved for issuance pursuant to a warrant issued to Foothill Capital Corporation and 100,000 shares are reserved for issuance pursuant to a warrant issued to Ink (AL) QRS 12-21, Inc. The Board of Directors is empowered, without further action by the stockholders, to issue the remaining authorized but unissued shares of Common Stock. If the proposed amendment is approved by the stockholders, the number of such shares of Common Stock subject to issuance without further action by the stockholders will be reduced accordingly. The holders of the Common Stock have no preemptive rights to subscribe to any future issues of such stock.

  Corporate franchise taxes paid by the Company are based, in part, upon the number of shares outstanding and the aggregate par value of such shares. Management of the Company estimates that such franchise taxes will be reduced by approximately $28,000 annually as a result of the reduction in authorized shares.

  The Company presently has no plans to issue additional shares of Common Stock otherwise than in accordance with its existing stock purchase and option plans and pursuant to warrants issued to Foothill Capital Corporation and to Ink (AL) QRS 12-21, Inc. Accordingly, it does not believe the reduction in the number of authorized shares will affect the Company's ability to conduct its business.

  The approval of the amendment requires the affirmative vote of the holders of the majority of the outstanding shares of Common Stock.

                      YOUR BOARD OF DIRECTORS RECOMMENDS
                  THAT STOCKHOLDERS VOTE FOR THE AMENDMENT TO
                  THE COMPANY'S CERTIFICATE OF INCORPORATION

                                   AUDITORS

  The firm of Deloitte & Touche LLP has served as the Company's independent certified public accountants since 1980. The appointment of auditors is a matter for determination by the Audit Committee of the Board of Directors and is not being submitted to the stockholders for approval or ratification. A representative of the firm is expected to attend the Meeting, to respond to questions from stockholders, and to make a statement if he so desires.

                       CERTAIN TRANSACTIONS AND MATTERS

  Jack Edwards, a director and nominee, is a member of the law firm of Hand Arendall, L.L.C., which serves as counsel for the Company.

                   STOCKHOLDER PROPOSALS FOR ANNUAL MEETING

  Any stockholder of the Company wishing to submit a proposal for action at the Company's annual meeting of stockholders to be held in 2000 and desiring the proposal to be considered for inclusion in the Company's proxy material relating thereto must provide a written copy of the proposal to the management of the Company at its principal executive office not later than August 17, 1999, and must otherwise comply with the rules of the SEC relating to stockholder proposals. The named proxies for the 2000 annual meeting will have discretionary voting authority with respect to any stockholder proposal not received in writing by the Company by December 13, 1999, and they will exercise their authority in accordance with the recommendations of the Board of Directors.

                                 ANNUAL REPORT

  The Company's 1998 Annual Report to Stockholders is being mailed to the Company's stockholders with this Proxy Statement. The Annual Report is not part of the proxy solicitation material.

                                    GENERAL

  Management does not know of any other matters to be presented at the Meeting for action by stockholders. However, if any other matter requiring a vote of the stockholders is properly presented at the Meeting or any adjournment thereof, it is intended that votes will be cast pursuant to the proxies with respect to such matters in accordance with the best judgment of the persons acting under the proxies.

  The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by use of the mail, certain officers and regular employees of the Company may solicit the return of proxies by telephone, telegram, or personal interview. The Company has engaged Corporate Investor Communications, Inc. to distribute and solicit proxies for the Meeting at an estimated cost of $4,500 plus reasonable expenses. The Company has requested that brokerage houses and custodians, nominees and fiduciaries forward soliciting materials to their principals and beneficial owners of Common Stock of the Company, and will reimburse them for their reasonable out-of-pocket expenses.

  A list of stockholders entitled to be present and vote at the Meeting will be available at the offices of the Company, One Magnum Pass, Mobile, Alabama, for inspection by the stockholders during regular business hours from January 10, 1999, to the date of the Meeting. The list also will be available during the Meeting for inspection by stockholders who are present.

  If you cannot be present in person, you are requested to complete, sign, date, and return the enclosed proxy promptly. An envelope has been provided for that purpose. No postage is required if mailed in the United States.

                             /s/ James A. Wallace

                                          James A. Wallace
                                          Secretary

December 15, 1998

                                                                     APPENDIX A

                       SECOND AMENDMENT TO THE RESTATED
                         CERTIFICATE OF INCORPORATION

  Article 4 of the Company's Restated Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:

    "4. The aggregate number of shares which the corporation shall have authority to issue is 25,000,000 shares of common stock having a par value of $.01 per share ("Common Stock") and 500,000 shares of preferred stock, without par value ("Preferred Stock"). The preferences, limitations and relative rights of the Common Stock and the Preferred Stock are as follows:

    (a) The holders of Common Stock shall be entitled to one vote for each share on all matters required or permitted to be voted on by stockholders of the corporation.

      After payment or provision for the payment of dividends on any series of Preferred Stock then outstanding to the extent provided by the board of directors of the corporation in resolutions providing for the issuance thereof, the board of directors of the corporation may declare and pay dividends on the Common Stock to the extent permitted by law.

    (b) The Preferred Stock entitles the holders thereof to the rights and preferences set out below.

      Any unissued shares of Preferred Stock may be issued from time to time in one or more series. All shares of Preferred Stock shall be identical and of equal rank, except with respect to particular variations in the relative rights and preferences as between different series which may be fixed and determined by the board of directors of the corporation as hereinafter provided, and each share of any series of Preferred Stock shall be identical in all respects with the other shares of such series except that, if dividends thereon are cumulative, as to the date from which dividends thereon shall accumulate.

      Different series of Preferred Stock shall not be construed to constitute different classes of stock for the purpose of voting by classes, except to the extent such voting by classes is expressly required by law.

      Before any shares of Preferred Stock of any particular series shall be issued, the board of directors of the corporation shall, by resolution adopt, fix and determine, in the manner provided by law, the following provisions, rights and preferences of shares of any such series:

      (i) the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the board of directors of the corporation in creating such a series) or decreased (but not below the number of shares thereof then issued) from time to time by action of the board of directors of the corporation;

      (ii) the amount of stated capital of such series;

      (iii) the annual rate of any dividends which may be payable on shares of such series, whether dividends shall be cumulative, and the conditions upon which and the date when such dividends shall begin to accumulate on all shares of such series issued prior to the record date for the first dividend of such series;

      (iv) whether the shares of any such series shall be redeemable, and if so, the time or times when, the conditions under which and the price or prices at which shares of such series shall be redeemable and the purchase, retirement or sinking fund provisions, if any, for the purchase or redemption of such shares;

      (v) the amount payable on shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation;

      (vi) the rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for, shares of Common Stock or shares of any other series of Preferred Stock and the terms and conditions of such conversion or exchange; and

      (vii) whether or not the holders of shares of such series have voting rights, and the extent of such voting rights, if any.

    The holders of Preferred Stock are entitled to receive, when and as declared by the board of directors of the corporation, but only from funds legally available for the payment of dividends, cash dividends at the annual rate for each particular series as fixed and determined by the board of directors of the corporation as herein authorized, and no more; such dividends shall be payable before any dividend on Common Stock shall be paid or set apart for payment. Any arrearages in the payment of dividends shall not bear interest.

    In the event of any dissolution, liquidation or winding up of the affairs of the corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the corporation, the holders of shares of each series of Preferred Stock shall be entitled to receive in cash, out of the net assets of the corporation, an amount equal to the amount fixed and determined by the board of directors of the corporation in any resolution providing for the issuance of any particular series of Preferred Stock, plus an amount equal to any dividends payable to such holder which are then unpaid, either under the provisions of the resolution of the board of directors of the corporation providing for the issuance of such series of Preferred Stock or by declaration of the board of directors of the corporation, on each such share up to the date fixed for distribution, and no more, before any distribution shall be made to the holders of Common Stock. Neither the merger or consolidation of the corporation, nor the sale, lease or conveyance of all or a part of its assets, shall be deemed to be a liquidation, dissolution or winding up of the affairs of the corporation."

                                   QMS, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          FOR THE ANNUAL MEETING OF STOCKHOLDERS ON JANUARY 27, 1999


     The undersigned hereby appoints James A. Wallace and Lloyd E. Adams, or either of them, proxies, with power of substitution, to vote the shares of common stock of QMS, Inc. which the undersigned is entitled to vote at the annual meeting of stockholders on January 27, 1999, and any adjournment thereof, as follows:


           (Continued and to be signed and dated on the other side.)

This proxy, properly executed, will be voted as directed hereon. If no direction is made, this proxy will be voted FOR all nominees in Proposal 1 and FOR Proposal 2. The proxies may vote in their discretion as to other matters which may properly come before the meeting.

[  ] Please mark your votes as indicated in this example.

NOMINEES: Michael C. Dow, S. Felton Mitchell, Jr., and Charles D. Daley

(Instructions: To withhold authority to vote for any particular nominee, draw a line through the name above.)


1. Election of Directors:

   [  ] FOR all nominees listed to the right (except as marked to the contrary)

   [  ] WITHHOLD AUTHORITY to vote for all nominees listed to the right

2. Approval of an amendment to the Company's Certificate of Incorporation.

   [  ] FOR

   [  ] AGAINST

   [  ] ABSTAIN


3. With discretionary power in the transaction of such other business as may properly come before the meeting.


Dated:                     , 199
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            Signature

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   Signature (if held jointly)
Title or authority (if applicable)

NOTE: Please sign exactly as name appears hereon. If shares are registered in more than one name, the signatures of all persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating his or her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full titles as such. If a partnership, please sign in the partnership name by an authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE REQUIRED IF MAILED IN THE UNITED STATES OF AMERICA.